Exhibit 10.1

LUGARD ROAD CAPITAL MASTER FUND, LP

1114 Avenue of the Americas, 28th Floor, New York, NY 10036

December 11, 2018

PRIVATE AND CONFIDENTIAL

Waitr Holdings Inc.

Waitr Inc.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

Attention: Chief Executive Officer

Re. Commitment to Provide Additional Term Loans to Waitr Inc.

Ladies and Gentlemen:

Reference is hereby made to that certain (i) Credit and Guaranty Agreement, dated as of November 15, 2018 (the “Existing Credit Agreement”, and as amended by the Amendments (as defined below), the “Credit Agreement”), among Waitr Inc. (“Waitr”), as borrower, Waitr Intermediate Holdings, LLC (“Waitr Intermediate”), the Guarantors party thereto, the Lenders party thereto and Luxor Capital Group, LP (“Luxor”), as administrative agent and collateral agent (in such capacities, the “Credit Agreement Agent”) and (ii) Credit Agreement, dated as of November 15, 2018 (the “Existing Notes Agreement”, and as amended by the Amendments (as defined below), the “Notes Agreement”), among Waitr Holdings Inc. (“Waitr Holdings”), as borrower, the Lenders party thereto and Luxor, as administrative agent thereunder (in such capacity, the “Notes Agent”). All capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement or the Notes Agreement, as applicable.

You have advised Luxor, on behalf of Lugard Road Capital Master Fund, LP, and of one or more of its funds and/or affiliates (collectively, “Lugard”, “we” or “us”), that Waitr Holdings intends to acquire (the “Acquisition”) BiteSquad.com LLC, a Minnesota limited liability company (the “Target”), pursuant to the Agreement and Plan of Merger, dated as of December 11, 2018 (the “Merger Agreement”), by and among the Target, Waitr Holdings, and Wingtip Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Waitr Intermediate (“MergerSub”). On the terms and subject to the conditions of the Merger Agreement, upon the closing of the transactions contemplated thereby, the Target will be merged with and into MergerSub (the “Merger”), with the Target surviving the merger as a wholly-owned direct subsidiary of Waitr Intermediate.

You have also informed Luxor that you wish to make certain amendments to the Existing Credit Agreement and the Existing Notes Agreement in connection with the Transactions (as defined below) as you and the Lenders may agree (collectively, the “Amendments”), including to amend the Existing Notes Agreement to permit the incurrence of the Additional Term Loans, the Acquisition and conforming changes to any agreement with respect to the Credit Agreement that you and we shall agree (such amendments, collectively, the “Specified Notes Amendments”). Between the date hereof and the Closing Date, we each agree to negotiate the Amendments in good faith.

1. Commitments.

In connection with the foregoing, Lugard is pleased to advise you of its commitment to (i) provide to Waitr additional senior secured first priority term loans in the aggregate principal amount of $42,080,000 (the “Additional Term Loans”) under the Credit Agreement as described in Exhibit A hereto (the “Summary of Terms”) and (ii) consent to the Specified Notes Amendments. The foregoing transactions described in the preceding clauses (i) and (ii) are referred to herein collectively as the “Transactions”. The Term Sheet (as defined below), together with this letter agreement, are referred to herein collectively as the “Commitment Letter”.

2. Conditions Precedent to Commitment.

Lugard’s commitment to consummate the Transactions is subject only to the conditions set forth in Exhibit B hereto (the “Conditions Annex” and, together with the Summary of Terms, collectively, the “Term Sheet”).

3. Information.

You hereby represent (but only to your knowledge with respect to any of the information referred to below that is provided by another person that is not your affiliate) and covenant that (i) all written information other than projections (“Projections”) and general economic or industry information (the “Information”) that has been and will be made available to us by Waitr Holdings, Waitr, the Target or any of your or its respective affiliates or representatives, when taken as a whole, is and will be when furnished complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole, (after giving effect to all supplements and updates thereto through the date furnished) and (ii) the Projections that have been or will be made available to us by Waitr Holdings, Waitr, the Target or any of your or its respective affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). You agree that if at any time prior to the closing and funding of the Additional Term Loans, any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct under those circumstances. You understand that in arranging the Additional Term Loans we may use and rely on the Information and Projections without independent verification thereof.

4. Expenses.

You agree, whether or not the Closing Date (as defined in the Merger Agreement) occurs, to reimburse Lugard, within thirty (30) days of presentation of a summary statement, for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and negotiation of this Commitment Letter and the definitive documentation for the Transactions and any ancillary documents in connection therewith, including, but not limited to, reasonable out-of-pocket costs and expenses of Lugard’s due diligence investigation and fees and disbursements of one outside counsel and, to the extent necessary, one local counsel in each relevant jurisdiction and one regulatory counsel if reasonably required.

5. Exclusivity.

Each of you agree not to (nor will you permit any of your respective directors, managers, officers, employees, financial advisors, accountants, representatives, agents or counsel to), either directly or indirectly, solicit, encourage, respond to, or discuss any proposal for a transaction that would conflict with or impede the Transactions, or provide any non-public information to any third party in connection with such a proposal, and each of you will immediately inform Lugard of any such proposal that you may receive as well as the terms of any such proposal; provided that all obligations under this Section 5 shall terminate upon the earlier of (i) the Merger Agreement being terminated pursuant to the terms and conditions thereof and (ii) this Commitment Letter being terminated pursuant to Section 13 hereof.

6. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect hereto. This Commitment Letter shall not be assignable by you without the prior written consent of Lugard (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and this Commitment Letter may not be relied upon or enforced by any other person or entity. Lugard shall not assign, syndicate, participate or otherwise directly or indirectly transfer its obligations under this Commitment Letter, and shall not be relieved or novated from such obligations under this Commitment Letter in connection with any purported syndication, assignment, participation or other direct or indirect transfer of its obligations under this Commitment Letter until after the closing of the Merger on the Closing Date (and the closing and funding of the Transactions); provided that Lugard may assign its obligations under this Commitment Letter to one or more of its affiliates or managed accounts (it being understood and agreed that Lugard shall not be relieved or novated from its obligations under this Commitment Letter in connection with any such assignment until after the closing of the Merger on the Closing Date (and the closing and funding of the Transactions)). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including email or “pdf”) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Amendments by the parties hereto in a manner consistent with this Commitment Letter. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

8. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER.

9. Confidentiality.

This Commitment Letter is delivered to you on the understanding that it will be disclosed in one or more filings by Waitr Holdings with the Securities and Exchange Commission (“SEC”) in connection with the Merger, and Lugard hereby consents to such inclusion; provided that (a) the descriptions of this Commitment Letter in any such filing will be subject to Lugard’s prior approval (subject to applicable law, rule or regulation that requires such disclosure, as determined by Waitr Holdings in good faith), and (b) any public statements concerning the existence of this Commitment Letter or the terms hereof, in whatever form, will be subject to Lugard’s prior approval, which consent shall not be unreasonably withheld, conditioned or delayed so long as such public statements are consistent with any descriptions set forth in Waitr Holdings’ SEC filings.

The agreements set forth in this Section 9 shall terminate on the earlier of (i) one year from the date hereof and (ii) the consummation of the Transactions.

10. Indemnification.

You shall jointly and severally indemnify and hold harmless Lugard, each of its affiliates, managed funds or accounts, and each of their respective advisors, agents, directors, employees, officers or representatives (each an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and reasonable out-of-pocket expenses including legal expenses (but limited, with respect to legal expenses, to fees and disbursements of one outside counsel for the Indemnified Persons (as a group), one local counsel in each relevant jurisdiction and one regulatory counsel to all the Indemnified Persons (as a group), and, solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Persons), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Transactions or any actual or proposed use of the proceeds of the Transactions, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of, or material breach of this Commitment Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents, or to the extent acting at such Indemnified Person’s direction, advisors or other representatives, (ii) claims between or among Indemnified Persons, but only to the extent of such claims and (iii) any unsuccessful claim brought by an Indemnified Person against you, your affiliates or your respective advisors, agents, directors, employees, officers or representatives. For sake of clarity, an “unsuccessful claim” is a claim with respect to which a court of competent jurisdiction finds in a final, non-appealable judgment in favor of the defendant. If you have admitted in writing your obligation to indemnify one or more Indemnified Parties with respect to a claim, then no such Indemnified Person shall admit any liability with respect to, or settle, compromise or discharge, any such claim without your prior written consent.

Notwithstanding any other provision of this Commitment Letter, none of us, you (or any of your affiliates), the Target (or any of its affiliates) or any Indemnified Person shall be liable for any indirect, special or punitive damages in connection with this Commitment Letter or the Transactions; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions hereof.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you hereunder to such Indemnified Person for any losses to the extent such Indemnified Person is determined in a final and non-appealable judgment by a court of competent jurisdiction not to be entitled to payment of such amounts in accordance with the terms hereof.

11. Absence of Fiduciary Relationship.

You acknowledge that Lugard and/or our affiliates may be investing in, or providing debt financing, equity capital or other services to, other companies with which you may have conflicting interests. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Lugard and/or our affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Lugard or our affiliates have advised or are advising you on other matters and (b) you will not assert any claim against Lugard or our affiliates for breach or alleged breach of fiduciary duty and agree that neither Lugard nor our affiliates shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

12. Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), we may be required to obtain, verify and record information that identifies the Borrower (as set forth in the Term Sheet) and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow us to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

13. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof not later than 11:59 p.m., New York City time, on December 11, 2018. Lugard’s offer hereunder will expire automatically and without further action or notice and without further obligation to you at such time in the event that Lugard has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on Lugard only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 13. This Commitment Letter will terminate automatically on the earliest of (i) the date of termination of the Merger Agreement prior to the closing of the Acquisition, (ii) the material breach by you of Section 5 hereof, (iii) March 1, 2019 if the Acquisition has not occurred on or prior to such date and (iv) the closing of the Acquisition with or without the use of the Additional Term Loans. Sections 3 (other than the penultimate sentence thereof), 6, 7, 8, 9, 10, 11 and this Section 13 shall survive the termination of this Commitment Letter; provided, that the confidentiality, expense reimbursement and indemnification provisions shall be superseded by the corresponding provisions in the Credit Agreement and the Notes Agreement, as applicable.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition. Please sign below to evidence your agreement to the terms of this letter.

Very truly yours,

LUXOR CAPITAL GROUP, LP

By:	/s/ Norris Nissim
Name: Norris Nissim
Title: General Counsel

[Signature Page to Commitment Letter]

Acknowledged and agreed:

WAITR HOLDINGS INC.

By:	/s/ Chris M. Meaux
Name: Chris M. Meaux
Title: CEO

WAITR INC.

By:	/s/ Chris M. Meaux
Name: Chris M. Meaux
Title: CEO

[Signature Page to Commitment Letter]

EXHIBIT A

Summary of Terms and Conditions of Additional Term Loans

This Summary of Terms and Conditions is attached to and made part of the Commitment Letter. Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth elsewhere in the Commitment Letter.

Loan:	A $42,080,000 term loan (the “Additional Term Loans”), to be advanced in a single borrowing on the Closing Date.

Borrower:	Waitr Inc. (the “Borrower”).

Lenders:	Lugard or one or more investment funds controlled by Lugard (the “Additional Term Loan Lenders”).

Guarantors:	Each Guarantor under and as defined in the Existing Credit Agreement and the Target and its subsidiaries (the “Acquired Business”) (collectively, the “Guarantors”).

Credit Parties:	The Borrower and each Guarantor.

Maturity Date:	The same date as the existing term loans under the Existing Credit Agreement (the “Existing Term Loans”).

Interest Rate:	7.125% per annum, payable quarterly, which shall be applicable to the Existing Term Loans and the Additional Term Loans.

Amortization:	The same as applicable to the Existing Term Loans.

Mandatory Prepayments:	Same as Existing Credit Agreement.

Prepayment Premium:	The same as applicable to the Existing Term Loans.

Closing Date:	The date on which the Acquisition is consummated (the “Closing Date”).

Fees:	None.

Collateral:	Same as Existing Credit Agreement (it being understood and agreed that subject to the Certain Funds Provision, the Acquired Business shall provide Collateral to secure the obligations under the Credit Agreement).

Use of Proceeds:	The proceeds of the Additional Term Loans will be used to finance a portion of the consideration for the Acquisition (if necessary) and otherwise for general corporate purposes.

Affirmative Covenants:	Same as Existing Credit Agreement.

Negative Covenants:	Same as Existing Credit Agreement.

Financial Covenants:	Same as Existing Credit Agreement.

Representations and Warranties:	Same as Existing Credit Agreement.

Events of Default:	Same as Existing Credit Agreement.

Voting:	Same as Existing Credit Agreement.

Assignments and Participations:	Same as Existing Credit Agreement.

Expenses and Indemnification:	Same as Existing Credit Agreement.

Taxes and Yield Protection:	Same as Existing Credit Agreement.

Documentation:	The Additional Term Loans shall be evidenced by an amendment to or an amendment and restatement of the Existing Credit Agreement and, as necessary, the other Credit Documents referenced therein. Notwithstanding the foregoing, it is understood and agreed that the Additional Term Loan Lenders will agree to negotiate in good faith with the Borrower in respect of mutually agreed adjustments to baskets, exceptions and thresholds in the Existing Credit Agreement to reflect the larger size the business of Waitr Holdings after giving effect to the Acquisition and shall otherwise negotiate in good faith with the Borrower to make other changes to Existing Credit Agreement to be mutually agreed to reflect the operational needs of the Acquired Business.

Equity:	The Additional Term Loan Lenders will receive their pro rata share of 325,000 shares of common equity in Waitr Holdings (the “Equity”), it being understood that a resale shelf registration statement shall be filed in respect of the Equity within 30 days after the Closing Date; provided, that all requisite financial statements for the Acquired Business, and the related auditor consent, pro forma financial information and MD&A, shall have been delivered to Waitr by the Acquired Business.

Governing Law:	New York.

Closing Conditions:	As set forth on Exhibit B.

Counsel to Luxor:	Sidley Austin LLP.

EXHIBIT B

Conditions Annex

The below sets forth the sole conditions to the availability and borrowing of the Additional Term Loans on the Closing Date and the Specified Notes Amendments (it being understood and agreed that the only conditions precedent with respect to the Specified Notes Amendments shall be that all conditions precedent with respect to the availability and borrowing of the Additional Term Loans shall have been satisfied and the condition described in Section 9 below shall have been satisfied). Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth elsewhere in the Commitment Letter.

1. Acquisition. Substantially concurrent with or prior to the funding of the Additional Term Loans on the Closing Date, the Acquisition will have been consummated in accordance with the terms of the Merger Agreement and all conditions precedent to the consummation of the Acquisition, as set forth in the Merger Agreement, will have been satisfied without any waiver, amendment, supplement or other modification that is materially adverse to the interests of the Credit Agreement Agent or the Additional Term Loan Lenders unless the Credit Agreement Agent will have consented thereto, such consent not to be unreasonably withheld or delayed.

2. Representations and Warranties. The Specified Merger Agreement Representations (as defined below) shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations (as defined below) shall be true and correct in all material respects (other than any Specified Representations which are qualified by materiality, material adverse effect or similar language, which Specified Representations shall be true and correct in all respects after giving effect to such qualification); provided, that to the extent any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “BiteSquad Material Adverse Effect” (as defined in the Merger Agreement) for purposes of the making or deemed making of such Specified Representation on or as of, the Closing Date (or any date prior thereto).

3. Collateral. Subject in all respects to the Certain Funds Provision, all documents and instruments required to create and perfect the Credit Agreement Agent’s security interests in the Collateral shall have been executed and delivered by Waitr Intermediate, the Borrower, the Target and its subsidiaries and any other Guarantors and, if applicable, be in proper form for filing.

4. No Material Adverse Effect. Since the date of the most recent balance sheet included in the Interim Financial Statements (as defined in the Merger Agreement), there shall not have occurred any BiteSquad Material Adverse Effect (as defined in the Merger Agreement).

5. Definitive Documentation. Waitr, Waitr Intermediate Holdings, the Target and its subsidiaries, the Credit Agreement Agent, the Additional Term Loan Lenders and the requisite existing Lenders will have executed and delivered an amendment to or an amendment and restatement of the Existing Credit Agreement in form and substance reasonably satisfactory to the Credit Agreement Agent.

6. Closing Deliverables. Subject to the Certain Funds Provision, the Borrower will have delivered the following to the Credit Agreement Agent: (a) customary evidence of authorization; (b) customary officer's certificates, incumbency and closing certificates; (c) good standings and others certificates from public officials; (d) a customary solvency certificate; (e) a borrowing notice; (f) customary legal opinions; (g) reasonably satisfactory confirmation of the repayment of all existing material third-party indebtedness for borrowed money of the Acquired Business and termination of related liens, if any (except for indebtedness and liens permitted to be outstanding under the Credit Agreement), (h) lien searches, (i) customary insurance certificates in respect of the Acquired Business (with customary insurance endorsements in respect of the Acquired Business to be delivered within 30 days after the Closing Date) and (j) to the extent requested by the Credit Agreement Agent at least ten days prior to the Closing Date, no later than two business days prior to the Closing Date (or such shorter period agreed to by the Credit Agreement Agent), all documentation and other information necessary for satisfactory compliance clearance with respect to Acquired Business, including, without limitation, in respect of applicable know your customer and anti-money laundering rules and regulations and the PATRIOT Act.

7. Financial Statements. The Credit Agreement Agent shall have received all financial statements provided to Waitr Holdings pursuant to Section 6.3 of the Merger Agreement.

8. Fees and Expenses. All fees and expenses related to the Transactions payable to the Credit Agreement Agent, the Notes Agent, the Additional Term Loan Lenders and third party service providers that are required to be paid on the Closing Date shall have been paid to the extent due and, with respect to expenses, included in a summary invoice delivered to the Borrower at least two business days prior to the Closing Date (which amounts may be offset against the proceeds of the Additional Term Loans).

9. Existing Notes Amendment. Waitr Holdings, the Notes Agent, the requisite existing lenders party to Existing Notes Agreement will have executed and delivered an amendment to the Existing Notes Agreement reflecting the Specified Notes Amendments in form and substance reasonably satisfactory to the Credit Agreement Agent.

10. Equity. The Additional Term Loan Lenders shall have received the Equity.

Notwithstanding anything to the contrary in this Commitment Letter, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Additional Term Loans on the Closing Date shall be (A) such of the representations and warranties made by the Target in the Merger Agreement as are material to the interests of the Additional Term Loan Lenders, but only to the extent that you (or your applicable affiliate) have the right to terminate your or its obligations pursuant to the Merger Agreement or otherwise decline to consummate the Acquisition pursuant the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by Waitr Intermediate, the Borrower, the Target and its subsidiaries and the other Guarantors in the Credit Documents, and (ii) the terms of the Credit Documents shall be in a form such that they do not impair the availability or funding of the Additional Term Loans on the Closing Date if the applicable conditions set forth in this Exhibit B are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the perfection of the security interest in the certificated equity interests of the Borrower, the Target and its subsidiaries and any other subsidiary Guarantor (provided that, to the extent you have used commercially reasonable efforts to procure the delivery of such certificated equity interests, together with the undated powers executed in blank, prior to the Closing Date, certificated equity interests of the Target and the subsidiaries of the Target will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificated equity interests, together with the undated powers executed in blank, are received from the Target) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Additional Term Loans on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Credit Agreement Agent and the Borrower acting reasonably (but, in any event, not earlier than 30 days after the Closing Date) (other than with respect to the certificated equity interests, together with undated powers executed in blank, of the Target and each subsidiary of the Target required to be pledged as Collateral, which shall be required to be delivered no later than ten business days following the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties of Waitr Intermediate, the Borrower, the Target and its subsidiaries and the other Guarantors set forth in the Credit Documentation relating to organizational existence of Wait Intermediate, the Borrower, the Target and its subsidiaries and the other Guarantors; power and authority of, due authorization, execution and delivery by, and enforceability against, Waitr Intermediate, the Target and its subsidiaries, the Borrower and the other Guarantors, and no conflicts with their respective charter documents; solvency as of the Closing Date of Waitr Intermediate and its subsidiaries (including the Borrower, the Target and its subsidiaries) on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; use of proceeds not violating OFAC, FCPA, the PATRIOT Act or other sanctions, anti-terrorism and anti-corruption laws; and, subject to permitted liens and the limitations set forth above, creation, validity, perfection and priority of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

I.